Exhibit 10.6

UNIVERSITY ENTERPRISE LABORATORY LEASE

GENERAL CONDITIONS

1.	Premises. Landlord, in consideration of the rent to be paid and the covenants to be performed by Tenant, does hereby

(a)	Demise and lease unto Tenant, and Tenant hereby rents from Landlord space in that part of the University Enterprise Laboratory Inc, located at 1000 Westgate Drive, St. Paul MN, 55114 illustrated on Exhibit “A” (the “Premises”).

(b)	Agree to permit Tenant equal access and common use of the Common Areas illustrated on Exhibit A.

2.	Term and Termination.

If a Lease Term exceeding one month is specified in the Data Sheet attached hereto and incorporated herein then the lease term shall run through the date specified, unless sooner terminated as herein after provided.

3.	Surrender of Premises. At the expiration of or any termination of this Lease, Tenant shall surrender the Premises in the same condition as at the commencement of the term, reasonable wear and tear excepted, and shall surrender all keys to Landlord. Tenant’s obligations hereunder shall survive expiration or termination of the Lease.

4.	Past Due Rent. If Tenant fails to pay rent when the same is due, the unpaid amount shall, at Landlord’s option and without waiving any other right of Landlord, bear interest from the due date to the date of payment at eighteen percent (18%) per annum.

5.	Alterations, Improvements and Changes. Tenant, at its own expense, shall have the right to make such alterations, improvements and changes to the Premises as it may deem necessary, PROVIDED that prior to making any alterations, improvements or changes, Tenant shall obtain Landlord’s prior written approval of plans and specifications. Landlord may withhold its consent in its sole discretion. Tenant shall in no event make any alteration, improvements or changes which will decrease the value of the Premises, adversely affect the structural integrity of the building within which the Premises are located, or, materially increase the risk to health or safety of any person. Tenant shall promptly pay all contractors and materialmen for work and supplies and shall not permit any lien to attach to the Premises. Should any lien attach or should a “Notice of Intent to File Lien” be mailed to or served upon Tenant or Landlord as a result of material or services supplied or performed at the request of Tenant, Tenant shall immediately provide a bond against the same or discharge the lien within ten (10) days thereafter. In any and all events, Tenant shall and does hold Landlord harmless against the lien.

6.	Disposition of Improvements. Notwithstanding their disposition provided elsewhere in this Lease, all alterations, improvements, changes or additions shall be the property of Landlord and Tenant shall have only a leasehold interest therein.

7.	Maintenance by Tenant. Tenant shall, at its own cost and without any expense to Landlord or claim against Landlord for reimbursement, keep, maintain and repair the Premises, including all improvements of every kind which may be a part thereof, in the same condition as existed as of the commencement of this Lease, (except structural repairs to the building, its roof, heating, plumbing, electrical, air conditioning and ventilating systems) and shall repair, restore, and replace any improvements or landscaping which may be destroyed or damaged other than by reason of the act or negligence of Landlord or its agents.

8.	Reconstruction of Damaged Premises. In the event that any buildings or improvements on the Premises shall be partially or totally destroyed by fire or other casualty so as to make the Premises totally untenantable, rent and other charges due from Tenant under the Lease shall abate to the extent that and in proportion as Tenant’s operations are curtailed by such fire or other casualty. Within a reasonable time, Landlord shall repair the Premises in a manner and to at least a condition equal to that prior to the damage or destruction. If repairs are not complete within a reasonable time, Tenant shall have the right to terminate this Lease. In the event that Tenant shall elect to terminate this Lease, Tenant shall have no further obligations under this Lease.

9.	Operating Expenses & Utilities. Tenant shall have in addition to the Base Rent payable by Tenant under the provisions of hereof, Tenant shall pay to Landlord “Additional Rent” as hereinafter provided for in this Section 9. For purposes of this Section 9, the parties hereto agree upon the following Definitions:

A. The term “Lease Year” shall mean each of those calendar years commencing with and including the year during which the term of this Lease commences, and ending with the calendar year during which the term of this Lease (including any extensions or renewals) terminates.

B. The term “Real Estate Taxes” shall mean and include any personal property taxes of Landlord, to the extent relating to Landlord’s personal property located in the office complex and used in connection with the operation and maintenance thereof, real estate taxes, and installments of future special assessments, including interest thereon (but not interest or late charges or penalties for payment of taxes or installments of special assessments [which may include an interest factor] beyond the due date), relating to the Property and office complex, and all other governmental charges and taxes, general and special, ordinary and extraordinary, foreseen as well as unforeseen, of any kind and nature whatsoever, however described, which is levied or assessed by the United States of America or the state in which the office complex is located or any political subdivision thereof, against Landlord or all or any part of the office complex as a result of Landlord’s ownership of the Property or office complex, and payable during the respective Lease Year. Real Estate Taxes shall not include any net income tax, estate tax, gift tax, inheritance tax, transfer tax, or registration tax. As used in this paragraph, the phrase “installments of future special assessments” means, as to each respective assessment, installments due and payable during the applicable Lease Year or which would have been due and payable during the applicable Lease Year had Landlord chosen to pay for the special assessments and installments, where such option was allowable to Landlord for the longest period of time permitted by the assessing authority for the applicable assessment, whichever is lower over the term as to such respective assessment. Landlord shall pay all Real Estate Taxes on or before the due date thereof.

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Landlord reserves all rights to contest real estate taxes and special assessments in respect to the office complex and Tenant shall not file any contest or protest in respect to same; provided, however, Landlord shall protest taxes upon the request of Tenant to do so. Landlord shall consult with Tenant as to the progress of such protests but Landlord shall have the right to settle or litigate such taxes or tax valuations as Landlord deems advisable in its reasonable discretion. After any real estate tax protest which results in an adjustment of taxes an equitable adjustment shall be made to reflect the amount that should have been paid in respect to the applicable Lease Year by Landlord and Tenant.

C. The term “Real Estate Taxes” for an applicable Lease Year shall mean the amount of Real Estate Taxes payable during such applicable Lease Year.

D. The term “Operating Expenses” shall mean and include all expenses reasonably incurred with respect to the maintenance and operation of the Property and office complex as determined on a consistent basis by Landlord’s accountant, including, but not limited to, insurance premiums, maintenance and repair costs, steam, electricity, water, sewer, gas, and other utility charges, fuel, lighting, window washing, janitorial services, trash and rubbish removal, wages payable to employees of Landlord whose duties are connected with the operation and maintenance of the Property and office complex (but only for the portion of their time allocable to work related to the office complex), amounts paid to contractors or subcontractors for work or services performed in connection with the operation and maintenance of the Property and office complex, all costs of uniforms, supplies and materials to the extent used in connection with the operation and maintenance of the Property and office complex, all payroll taxes, unemployment insurance costs, vacation allowances, and the cost of providing disability insurance or benefits, pensions, profit sharing benefits, hospitalization, retirement or other so-called fringe benefits of Landlord’s employees, and any other expense imposed on Landlord, its contractors or subcontractors, pursuant to law or pursuant to any collective bargaining agreement covering such employees, all services, supplies, repairs, replacements or other expenses (including an imputed rent factor) for maintaining and operating the office complex (including but not limited to areas such as any common loading platform and receiving area, any common conference room(s) (if any), any common locker room(s), vending room(s), any common reception area, any common laboratory, and any common cafeteria), reasonable attorney’s fees and costs in connection with appeal or contest of real estate or other taxes or levies (but only if the contest relates to taxes or levies which are [in whole or in part] part of Operating Expenses for which Tenant is in whole or in part responsible pursuant to the provisions of this Section), and such other expenses as may be ordinarily incurred in the operation and maintenance of an office complex and not specifically set forth herein, including management fees (in the aggregate) of no more than 3% of gross rental receipts for the office complex. Landlord shall use all reasonable efforts to operate the office complex in an efficient manner consistent with prudent management practices. If Landlord installs equipment in or makes improvements or alterations to the office complex which are for the purpose of reducing energy costs, maintenance costs or other Operating Expenses or which are required under any governmental laws, regulations, or ordinances which were not required at the date of commencement of the term of this Lease, Landlord may include in Operating Expenses reasonable charges for interest on such investment and reasonable charges for depreciation on the same so as to amortize such investment over the reasonable life of such equipment, improvement or alteration on a straight line basis. Operating Expenses shall also be deemed to include expenses incurred by Landlord in connection with city sidewalks adjacent to the Property or other public facility to which Landlord or the office complex is from time to time subject in connection with the operations of the Property and office complex.

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Operating Expenses shall also be deemed to include expenses incurred by Landlord in connection with city sidewalks adjacent to the Property or other public facility to which Landlord or the office complex is from time to time subject in connection with operations of the Property and office complex.

Costs and expenses of employees and equipment of Landlord that are not solely and exclusively engaged in the operation and maintenance of the office complex shall be prorated so that Operating Expenses shall include only the pro rata share of such costs and expenses based on the number of hours such employees perform work or such equipment is used in the operation and maintenance of the office complex.

E. The term “Operating Expenses” for any applicable Lease Year shall mean the amount of Operating Expenses payable in respect to such applicable Lease Year.

F. The term “Tenant’s Pro Rata Share of Real Estate Taxes” shall mean 0.84% of the Real Estate Taxes for the applicable Lease Year, and the term “Tenant’s Pro Rata Share of Operating Expenses” shall mean 0.84% of the Operating Expenses for the applicable Lease Year. Said percentages have been agreed upon by the parties hereto after due consideration of the rentable area of the Premises compared to the rentable area of the office complex; provided, however, Tenant’s above percentages for Tenant’s Pro Rata Share of Operating Expenses and for Tenant’s Pro Rata Share of Real Estate Taxes shall be amended for each Lease Year to the percentage which the average rentable area of the Premises bears to the total average rentable area of the office complex for such Lease Year. Additionally, in the event that, at any time, any portion of the office complex has not been converted to office and laboratory space, Landlord shall have the right at its option to make a reasonable allocation of Operating Expenses and Real Estate Taxes between the portion of the office complex that is finished as office and laboratory space and that which is not, such allocation to be made in accordance with BOMA standards to the extent applicable and otherwise on an equitable basis and Tenant’s Pro Rata Share of Real Estate Taxes and Tenant’s Pro Rata Share of Operating Expenses shall be recalculated on the basis of the rentable area of the Premises compared to the rentable area of the office/laboratory portion of the Complex and shall be applied to the Operating Expenses and Real Estate Taxes allocated to the office/laboratory portion of the office complex as provided above. - Rentable area shall in no event include basement storage space designated as such by Landlord or garage space. If the rentable area of the office complex changes an equitable adjustment shall be made.

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G. Anything herein to the contrary notwithstanding, it is agreed that in the event the office complex is not fully occupied during any Lease Year, a reasonable and equitable adjustment to Operating Expenses which vary with occupancy shall be made by Landlord in computing the Operating Expenses for such year so that the Operating Expenses shall be adjusted to the amount that would have been incurred had the office complex been fully occupied during such year.

H. Landlord agrees that the provisions of clauses F and G above shall not be interpreted so as to allow Landlord to receive more than 100% of actual Operating Expenses in any Lease Year.

As to each Lease Year after the initial Lease Year, Landlord shall reasonably estimate for each such Lease Year (i) the total amount of Real Estate Taxes; (ii) the total amount of Operating Expenses; (iii) Tenant’s Pro Rata Share of Real Estate Taxes; (iv) Tenant’s Pro Rata Share of Operating Expenses; (v) the computation of the annual and monthly rental payable during such Lease Year as a result of increases or decreases in Tenant’s Pro Rata Share of Real Estate Taxes and Tenant’s Pro Rata Share of Operating Expenses. Said estimate in reasonable detail shall be in writing and shall be delivered or mailed to Tenant at the notice addresses contained in this Lease.

Tenant shall pay, as Additional Rent, the amount of Tenant’s Pro Rata Share of Real Estate Taxes for each Lease Year and Tenant’s Pro Rata Share of Operating Expenses for each Lease Year, so estimated, in equal monthly installments, in advance, on the first day of each month during each applicable Lease Year. In the event that said estimate is delivered to Tenant after the first day of January of the applicable Lease Year, said amount, so estimated, shall be payable as Additional Rent, in equal monthly installments, in advance, on the first day of each month over the balance of such Lease Year, with the number of installments being equal to the number of full calendar months remaining in such Lease Year.

During any applicable Lease Year, Landlord may reasonably reestimate the amount of Real Estate Taxes and Operating Expenses and Tenant’s Pro Rata Share thereof, and in such event Landlord shall notify Tenant, in writing, of such reestimate in the manner above set forth and fix monthly installments for the then remaining balance of such Lease Year in an amount sufficient to pay the reestimated amount over the balance of such Lease Year after giving credit for payments made by Tenant on the previous estimate. Any such reestimate shall also be in reasonable detail.

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Upon completion of each Lease Year, Landlord shall cause its accountants to determine the actual amount of Real Estate Taxes and Operating Expenses for such Lease Year and Tenant’s Pro Rata Share thereof and deliver a written certification in reasonable detail of the amounts thereof to Tenant after the end of each Lease Year. If Tenant has paid less than its Pro Rata Share of Real Estate Taxes or its Pro Rata Share of Operating Expenses for any Lease Year, Tenant shall pay the balance of its Pro Rata Share of the same within thirty (30) days after the receipt of such statement. If Tenant has paid more than its Pro Rata Share of Real Estate Taxes or its Pro Rata Share of Operating Expenses for any Lease Year, Landlord shall, at Tenant’s option, either (i) promptly refund such excess, or (ii) credit such excess against the most current monthly installment or installments due Landlord for its estimate of Tenant’s Pro Rata Share of Real Estate Taxes and Tenant’s Pro Rata Share of Operating Expenses for the next following Lease Year. A pro rata adjustment shall be made for a fractional Lease Year occurring during the term of this Lease or any renewal or extension thereof based upon the number of days of the term of this Lease during said Lease Year as compared to three hundred sixty-five (365) days and all additional sums payable by Tenant or credits due Tenant as a result of the provisions of this Section 9 shall be adjusted accordingly.

Further, Tenant shall pay, also as Additional Rent, any tax or excise on rents, gross receipts tax, or other tax, however described, which is levied or assessed by the United States of America or the state in which the office complex is located or any political subdivision thereof, against Landlord in respect to the Base Rent, Additional Rent, or other charges reserved under this Lease or as a result of Landlord’s receipt of such rents or other charges accruing under this Lease (but only to the extent such tax as a result of such receipt by Landlord is reasonably allocable to the rent and other charges payable by Tenant under this Lease); provided, however, Tenant shall have no obligation to pay net income taxes of Landlord.

10.	Parking, Other Services. Tenant shall have the right to use the parking lot adjacent to the Premises for its employees and guests. Parking in that lot shall be unrestricted, except for handicap, visitor parking areas and such other areas as Landlord may designate from time to time. If Tenant anticipates special parking needs for contractors, oversized vehicle, or special events arrangements should be made with the landlord to avoid inconveniencing other tenants. In the event that Landlord shall provide, or arrange to provide services to Tenant, such as secretarial, clerical, or administrative assistance from employees of Landlord or others who are located at University Enterprise Laboratory Inc., and including chargeable services provided on the Landlord’s internet facilities, known as UELnet, and Tenant shall elect to use such services, Tenant agrees to promptly pay the applicable charges as they may be determined from time to time. Landlord shall have no obligation to provide any such services except pursuant to written agreement between Landlord and Tenant.

11.	Fees, Assessments and Real Property Taxes. Tenant shall pay and discharge, as they become due, promptly and before delinquency, all charges, license fees, whether general or special, ordinary or extraordinary, of every nature and kind whatsoever which may be levied, assessed, charged or in respect of Tenant’s operations on and occupancy of the Premises except real estate taxes.

12.	Personal Property Taxes. Tenant shall promptly pay and discharge, as they become due and before any delinquency whatsoever, all personal property taxes, assessments, rates, license fees, municipal liens, levies, excises or imports of every nature and kind levied, assessed, charged, or imposed on or against Tenant’s leasehold interest or personal property of any kind owned or placed in the Premises by Tenant.

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13.	Condition and Use, Environmental. Tenant shall use the Premises solely for office and laboratory use and uses incidental thereto and for no other purpose without Landlord’s prior written permission, which permission may be withheld by Landlord in the exercise of its reasonable business judgment. No use shall be permitted, or acts done, which may cause a cancellation of any insurance policy covering the Premises nor shall Tenant sell, permit to be kept, used or sold in or about the Premises any article which may be prohibited from the standard form of fire insurance policy. Tenant shall, at its own expense, comply with all requirements pertaining to the Premises imposed by any insurance company for the continued maintenance of insurance required by this Lease. Tenant shall use UELnet only for purposes consistent with Tenant’s current business and shall not abuse or misuse the UELnet. Tenant is fully familiar with the physical condition of the Premises, improvements and equipment and has received the same in good order and condition. Landlord makes no representation or warranty with respect to the condition of the Premises, improvements and equipment, or its fitness or availability for any particular use, and Landlord shall not be liable for any latent or patent defect unknown to Landlord. By execution of this Lease, Tenant accepts the Premises, improvements and equipment “as is.” Except as to minor amounts of chemicals generally used in most offices (such as copier toner) and minor amounts of cleaning supplies, Tenant shall not bring any materials onto the Office complex or allow under its authority any materials to be brought onto the Office complex which are so-called “Hazardous Waste” or “Hazardous Materials” under federal or state environmental laws which would subject Landlord or Tenant to liability for clean up or other damages if such were spilled, released or disposed of (through storm sewers or otherwise) on the Office complex and not in operations or processes of Tenant. The foregoing notwithstanding, Tenant shall not bring onto the Premises or generate, transport, store, treat or dispose of the following Hazardous Materials, or products or mixtures containing these Hazardous Materials: arsenic, cadmium, lead, polynuclear aromatic hydrocarbons (PAHs), 1,1,1 trichloroethane or its breakdown components (e.g., vinyl chloride), or 1,1 dichloroethane or its breakdown components. Tenant shall handle any Hazardous Materials brought onto or used by the Tenant at the Premises in accordance with applicable laws and prudent industry practice.

Tenant shall at all times and in all respects (as to materials and substances brought onto or into the Office complex by Tenant or its employees or separate contractors) comply with all federal, state and local laws, ordinances and regulations (“Hazardous Materials Laws”) relating to the industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any oil, flammable explosives, asbestos, urea formaldehyde, polychlorinated biphenyls, radioactive materials or waste, or other hazardous toxic, contaminated or polluting materials, substances or wastes, including without limitation any “hazardous substances”, hazardous wastes”, “hazardous materials” or “toxic substances” under any such laws, ordinances or regulations (collectively, “Hazardous Materials”).

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Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Tenant’s use of the Premises, including, without limitation, discharge of (appropriately treated) materials or waste into or through any sanitary sewer system serving the Premises. Except as discharged into the sanitary sewer in strict accordance and conformity with all applicable Hazardous Materials Laws, Tenant shall cause any and all Hazardous Materials introduced by Tenant or its employees or its separate contractors into the Premises or Office complex to be removed from the Premises and the Office complex upon completion of Tenant’s use thereof and, in any event, prior to the expiration or earlier termination of the term of the Lease, and, to the extent required by applicable law, such Hazardous Materials shall be transported solely by duly licensed haulers to duly licensed facilities for final disposal. Tenant shall in all respects handle, treat, deal with and manage any and all Hazardous Materials in, on, under or about the Premises and Office complex in complete conformity with all applicable Hazardous Materials Laws and prudent industry practices regarding the management of such Hazardous Materials. All reporting obligations imposed by Hazardous Materials Laws pertaining to Hazardous Materials introduced by Tenant or its employees or its separate contractors are solely the responsibility of Tenant. Upon expiration or earlier termination of this Lease, Tenant shall cause all Hazardous Materials to be removed from the Premises and Office complex and transported for use, storage or disposal in accordance with and in complete compliance with all applicable Hazardous Materials Laws. Tenant shall not take any remedial action in response to the presence of any Hazardous Materials in, on, about or under the Premises and Office complex or in any Improvement situated on the Land, nor enter into any settlement agreement, consent decree or other compromise in respect to any claims relating to any Hazardous Materials in any way connected with the Premises and the Office complex or the improvements on the Land without first notifying Landlord of Tenant’s intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s interest with respect thereto. In addition, at Landlord’s request, Tenant shall remove all of its tanks or fixtures which contain or contained or are contaminated with Hazardous Materials introduced by Tenant or its employees or separate contractors into or onto the Office complex.

If Landlord has good faith reason to believe that unauthorized Hazardous Materials introduced by Tenant or its employees or its separate contractors may exist on or in respect to the Premises or Office complex, or that Hazardous Materials may have been spilled or disposed of or treated or handled by Tenant, its employees or its separate contractors in violation of the provisions hereof, Landlord shall have the right to require Tenant to undertake and submit to Landlord an environmental audit from an environmental company reasonably acceptable to Landlord, which audit shall evidence Tenant’s compliance with this provision. Landlord may, at its expense, commission an environmental audit of the Premises or the Office complex at any time after prior written notice to Tenant.

Tenant shall be responsible only for that part of the cost of compliance with Hazardous Materials laws which relates to a breach by Tenant of the covenants contained in this Lease to be kept and performed by Tenant, including but not limited to the covenants contained in this Section.

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14.	Waste and Nuisance; Rules. Tenant shall comply with all applicable laws and regulations affecting the Premises and Tenant’s business and use of such Premises, including without limitation rules established by the University of Wisconsin concerning the use of the UELnet. Tenant shall also comply with any rules and regulations Landlord shall promulgate as reasonably necessary for the operation of University Enterprise Laboratory, Inc., including parking, Common Areas, UELnet, and other Center facilities in a manner that is efficient and beneficial to Landlord, Tenant, and all other tenants. Tenant shall not commit, or permit to be committed, any waste or nuisance on the Premises.

15.	Right of Entry; Furnishing Information. Tenant shall permit Landlord, its agents and employees, upon reasonable prior notice, to enter the Leased Premises at all reasonable times, and promptly, within three (3) days of Landlord’s request, for the purpose of inspecting the same (including without limitation inspections for determining the compliance by any laboratory and animal operations with minimum health and safety requirements or standards) or for the purpose of posting notices of availability for rent without any rebate or abatement of rent and without any liability for any loss of occupation or quiet enjoyment of the Leased Premises. For purposes of this Section, the standards set forth in the Guide for the Care and Use of Laboratory Animal (which outlines the rules and regulations of the Animal Welfare Act and the Public Health Service Policy on Humane Care and Use of Laboratory Animals) shall constitute such minimum standards. In addition, upon the request of Landlord, Tenant will promptly, within three days of Landlord’s request, furnish to Landlord copies of all reports, filings and records required to be maintained by Tenant with respect to hazardous materials located or used in the Leased Premises, including all “Material Safety Data Sheets.”

16.	Use of Common Areas. Landlord and Tenant shall not take any action to obstruct the Common Areas as depicted on Exhibit A, and each shall make reasonable efforts to prevent obstruction of such Common Areas by their employees, agents, customers, licensees, invitees, tenants and subtenants. Landlord agrees to include in any leases which provide for the lease of all or part of the Common Areas, a provision or provisions which will restrict its tenants from obstructing the Common Areas and requires any such tenants to make reasonable efforts to prevent obstruction of the Common Areas.

17.	Smoke-Free Environment. The Premises shall be a smoke-free environment. No smoking shall be permitted anywhere in the building or in or around the main entrance to the building.

18.	No Right to Encumber. Tenant shall not encumber, by mortgage, chattel or real estate security agreement, deed of trust or any other similar security documents or documents of transfer and conveyance, its leasehold interest and estate in the Premises.

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19.	Casualty Insurance. Landlord shall, at all times during the term of this Lease, at Landlord’s sole expense, keep the Premises insured against loss or damage by fire and extended coverage hazards.

20.	Public Liability Insurance. Tenant shall, at Tenant’s sole cost and expense but for the mutual benefit of Landlord, its managing agent and Tenant, maintain commercial general liability and/or umbrella liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises, such insurance to afford protection to Landlord, its managing agent and Tenant to the limit of not less than One Million and No/100 Dollars ($1,000,000.00) single limit coverage on an occurrence basis. Such policies of insurance shall be written in companies reasonably satisfactory to Landlord, naming Landlord and Landlord’s managing agent as additional insureds thereunder, and such policies, or a memorandum or certificate of such insurance, shall be delivered to Landlord. Failure to deliver such memorandum or certificate to Landlord within five days after a written demand therefore shall be a default under this Lease. At such time as insurance limits required of tenants in office buildings in the area in which the office complex is located are generally increased to greater amounts, Landlord shall have the right to require such greater limits as may then be customary. To the extent such coverage is generally available, Tenant agrees to include in such policy the contractual liability coverage insuring Tenant’s indemnification obligations provided for herein. Any such coverage shall be deemed primary and non-contributing to any liability coverage secured by Landlord.

Tenant agrees to indemnify and save Landlord and its managing agent harmless against and from any and all claims by or on behalf of any third parties unaffiliated with Landlord, arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed, pursuant to the terms of this Lease, or arising from any willful act or gross negligence on the part of Tenant or its agents, contractors, or employees, or arising from any accident, injury or damage to the extent caused by Tenant, or its contractors, agents and employees to any person, firm or corporation occurring during the term of this Lease or any renewal thereof, in or about the Premises and office complex, and from and against all costs, reasonable counsel fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord or its managing agent by reason of any such claim, Tenant, upon notice from Landlord, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord.

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Except in the case of intentional damage to property or a negligent act or failure to act by Landlord, Tenant agrees, to the extent not expressly prohibited by law, that Landlord and its agents, employees, servants, and contractors shall not be liable, and Tenant waives all claims for damage to property and business sustained by Tenant during the term of this Lease by Tenant occurring in or about the office complex, resulting directly or indirectly from any existing or future condition, defect, matter or thing in the Premises, the office complex, or any part thereof, or from equipment or appurtenances becoming out of repair or from accident, or from any occurrence or act or omission of Landlord and its agents, employees, servants, and contractors, or any tenant or occupant of the Building or any other person. This paragraph shall apply especially, but not exclusively, to damage caused as aforesaid or by the flooding of basements or other subsurface areas, or by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally, whether any such damage results from the act or omission of other tenants or occupants in the office complex or any other persons, and whether such damage be caused by or result from any of the aforesaid, or shall be caused by or result from other circumstances of a similar or dissimilar nature.

Anything herein to the contrary notwithstanding, in the event any damage to the office complex results from any act or omission of Tenant, its agents, employees or invitees, and all or any portion of Landlord’s loss is “deductible,” Tenant shall pay to Landlord the amount of such deductible loss (not to exceed $5,000 per event). All property in the office complex or on the Premises belonging to Tenant, and its employees and affiliates, or otherwise located at the Premises, shall be at the risk of Tenant only, and Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof and Tenant agrees to defend and hold Landlord and its agents and employees and contractors harmless and indemnify them against claims and liability for injuries to such property or loss of use thereof.

21.	Loss and Damage. Tenant shall be solely responsible for carrying personal property insurance sufficient to cover loss of all personal property on the Premises. Landlord shall not be liable for any damage to or loss of property of Tenant or others located on the Premises except to the extent such damage or loss was caused by Landlord’s negligent or willful act. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, snow or leaks from any part of the Premises, or from pipes, appliances or plumbing works, or from any other place, or by dampness, or by any other cause of any nature except to the extent such injury or damage was caused by Landlord’s negligent or willful act or failure to act. Landlord shall not be liable for any such damage caused by persons on the Premises, occupants of adjacent property or the public, or caused by construction of any private, public, or quasi-public work except to the extent such damage was caused by Landlord’s own negligent or willful act or failure to act. Landlord shall not be liable for any latent defect in the Premises.

22.	Certificate of Insurance. Tenant and Landlord shall, with respect to any insurance coverage required in this Lease, furnish the other with certificates of insurance evidencing required insurance coverage, which certificates shall state that the other party will be notified in writing ten (10) days prior to cancellation, material change or non- renewal of insurance.

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23.	Indemnification of Landlord. Tenant shall indemnify and save Landlord harmless against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable architects’ and attorneys’ fees, which may be imposed upon or incurred by or asserted against Landlord by reason of any of the following:

(a)	Any negligent or willful act on the part of Tenant, or any of its agents, contractors, servants, employees, subtenants, licensees or invitees.

(b)	Any failure by Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or complied with.

(c)	Any tax attributable to the execution, delivery or recording of this Lease or any modification hereof.

In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon written notice of Landlord, will, at Tenant’s expenses, resist or defend such action or proceeding by counsel approved by Landlord in writing, provided however that such approval shall not be unreasonably withheld. The obligations of Tenant under this section shall survive any termination of this Lease. If Landlord does not approve of counsel designated by Tenant, then Landlord may designate counsel of its choice who shall defend at the expense of Tenant.

24.	Indemnification of Tenant. Landlord shall indemnify and save Tenant harmless against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable architects’ and attorneys’ fees, which may be imposed upon or incurred by or asserted against Tenant by reason of any of the following:

(a)	Any negligent or willful act on the part of Landlord, or any of its agents, contractors, servants, employees, subtenants, licensees or invitees.

(b)	Any failure by Landlord to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or complied within.

In case any action or proceeding is brought against Landlord by reason of any such claim, Landlord, upon written notice of Tenant, will, at Landlord’s expense, resist or defend such action or proceeding by counsel approved by Tenant in writing, provided however that such approval shall not be unreasonably withheld. The obligations of Landlord under this section shall survive any termination of this Lease. If Tenant does not approve of counsel designated by Landlord, then Tenant may designate counsel of its choice who shall defend at the expense of Landlord.

25.	Landlord’s Payment. In the event of Tenant’s failure to pay any required insurance premiums when the same are due, Landlord may, in addition to and without waiving its other rights, pay the same on Tenant’s behalf, and Tenant shall be liable to and obligated to repay Landlord the amount advanced, plus eighteen percent (18%) interest per annum computed on the principal amount of such payment by Landlord at the time and place rent is next due.

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26.	Waiver of Subrogation. Landlord and Tenant for themselves and their successors hereby mutually release and discharge each other from all liability arising by subrogation or otherwise on account of any loss or damage caused by or arising out of any fire or other insured casualty, however caused.

27.	Total Condemnation. In the event the entire Premises or such part of the Premises as will render the remainder unsuitable for Tenant’s use, shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease, except as herein provided, shall terminate and expire as of the date of taking.

28.	Partial Condemnation. In the event of partial condemnation, not rendering the remainder of the Premises unsuitable for Tenant’s use, this Lease shall remain in full force and effect, with the exception that rent, additional rent, utility charges and any other tenant expenses or charges under this Lease shall be adjusted to reasonably reflect the portion of the Premises, if any, lost by condemnation.

29.	Condemnation Award. In the event of partial condemnation of the Premises and this Lease is not terminated, then Tenant shall have the right to make claim against the condemning or taking authority for the unamortized cost of improvements placed on the Premises by Tenant and located thereon at the time of the taking or appropriation.

30.	Notice of Default. Tenant shall not be deemed to be in default hereunder in the payment of rent or the payment of any other moneys as herein required or in the furnishing of any bond or insurance policy when required herein unless Landlord first gives Tenant written notice of such default and Tenant fails to cure the default within ten (10) days of receipt of such notice, except if Landlord shall have twice previously given Tenant notice of default during the term hereof, Landlord shall not be required to give any further notice. Notwithstanding the foregoing, Tenant will be deemed in Default, and no notice will be required, if Tenant pays any two (2) monthly Rent amounts late in any one (1) twelve (12) month period. Except as to the provisions or events referred to in the preceding sentence of this section, Tenant shall not be deemed to be in default hereunder unless Landlord shall first give to Tenant thirty (30) days written notice of default, and Tenant fails to cure such default within such thirty (30) day period or, if the default is of such a nature that it cannot be cured within thirty (30) days, Tenant fails to commence to cure such default within such period of thirty (30) days or fails thereafter to proceed to the curing of such default with all possible diligence.

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31.	Default. In the event of any breach of this Lease by Tenant, Landlord, in addition to the other rights or remedies it may have, shall have the immediate right of re-entry and may remove all persons and property from the Premises; provided, however, that Landlord has notified Tenant of such breach and given Tenant a reasonable time to cure and Tenant has failed to do so. Tenant’s property may, in such event, be removed by Landlord and stored in a public warehouse or elsewhere at the cost of, and for the account of, Tenant. Should Landlord elect to re-enter as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may either terminate this Lease or it may from time to time, without terminating this Lease re-let the Premises, or any part thereof, for such term or terms and at such rental or rentals and on such other terms and conditions as Landlord, in its sole discretion, may deem advisable, with the right to make alterations and repairs to the Premises. On each such re-letting:

(a)	Tenant shall be immediately liable to pay to Landlord, in addition to any indebtedness other than rent due hereunder, the expenses of such re-letting and of such alterations and repairs incurred by Landlord, and in the amount, if any, by which the rent reserved in this Lease for the period of such re-letting (up to, but not beyond, the term of this Lease) exceeds the amount agreed to be paid as rent for the Premises for such period on such re-letting; or

(b)	At the option of Landlord, rents received by Landlord from such re-letting shall be applied first, to the payment of any indebtedness, other than rent due hereunder from Tenant to Landlord; second, to the payment of any expenses of re-letting and alterations and repairs; third, to the payment of rent due and unpaid hereunder. The residue, if any, shall be held by Landlord and applied in payment of future rent payments as the same may become due and payable hereunder.

If Tenant has been credited with any rent to be received by such re-letting under option (a), hereof, and such rent shall not be promptly paid to Landlord by the new tenant, or if such rentals received from such re-letting under option (b), hereof, during any month is less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any such re-letting without termination, Landlord may, at any time thereafter, elect to terminate this Lease for any breach, in addition to any other remedy it may have Landlord may recover from Tenant all damages incurred by reason of such breach, including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable from Tenant to Landlord.

In the event of any material breach of this Lease by Landlord, Tenant in addition to the other rights and remedies it may have, including without limitation, abatement of rent and/or money damages, shall have the right on thirty (30) days written notice of default (or if the default is of such a nature that it cannot be cured within thirty (30) days, Landlord fails to commence to cure such default within such period of thirty (30) days or fails thereafter to proceed to the curing of such default with all reasonable diligence) to terminate this lease,

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32.	Financial Statements. Tenant shall furnish concurrently with the execution of this lease, a financial statement of Tenant prepared by the Tenant’s CFO. Tenant hereby represents and warrants that all the information contained therein is complete, true, and correct. Tenant understands that Landlord is relying upon the accuracy of the information contained therein to determine the credit worthiness of the Tenant. Should there be found to exist any inaccuracy within the financial statement or material changes which adversely affect Tenant’s financial standing, Landlord may, at its option, demand additional security in the form of additional security deposit, pre-payment of Rent, additional corporate or personal guarantees or may elect to terminate this Lease. Any financial information supplied by Tenant shall be treated as highly confidential and proprietary information belonging to the Tenant, and shall be used by Landlord only for the purposes contemplated by this Section 32. Landlord shall hold this information in strict confidence, and shall not disclose it to any other person either inside or outside of its organization who does not have a need to know such information for the purpose of this Section 32 and who are bound with respect to maintaining the confidentiality of the information by a similar agreement.

33.	Tenant’s Assignment. Tenant shall not assign this Lease, in whole or in part, without the prior written consent of Landlord. The consent by Landlord to any assignment shall not constitute a waiver of the necessity for consent to any subsequent assignment. Notwithstanding any assignment, Tenant shall remain fully liable on this Lease.

34.	Subletting. Tenant may not sublet all, or any part, of the Premises nor permit any concessionaires or licensee to operate from the Premises without the prior written consent of Landlord. The consent by Landlord to sublet shall not constitute a waiver of the necessity for consent to any subsequent subletting. Notwithstanding any subletting, Tenant shall remain fully liable on this Lease. Tenant shall provide Landlord with copies of all subleases and with such information with respect thereto as Landlord may reasonably require.

35.	Assignment of Subleases. Tenant hereby irrevocably assigns to Landlord all rents and other charges due, or to become due, from any subleases of Tenant, together with the right to collect and receive such rents and other charges, provided that, so long as Tenant is not in default under this Lease, Tenant shall have the right to collect such rents and other charges.

36.	Landlord’s Assignment. Landlord shall have the right to assign or transfer its interests in this Lease at any time without the consent of Tenant, provided that the assignee or transferee assumes and agrees to be bound by the terms of this Lease and further provided that Landlord notifies Tenant of such assignment and provides Tenant with an executed copy of the transfer instrument immediately upon occurrence.

37.	Subordination Agreements. This lease is subordinate to all financing. Upon Landlord’s request, Tenant shall execute and deliver to Landlord all documents required to subordinate Tenant’s right hereunder to the lien of any mortgages or of any other method of financing or refinancing now or hereafter in force against the Premises. Upon Landlord’s request, Tenant shall obtain and deliver to Landlord similar subordination agreements executed by Tenant’s sublessees.

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38.	Estoppel Certificates. Upon Landlord’s request, Tenant shall, within ten (10) days of Landlord’s written request, execute and deliver to Landlord a written estoppel certificate:

(a)	Certifying that this Lease is in full force and effect and has not been modified (or stating such modifications);

(b)	Specifying the dates on which rent and other charges have been paid;

(c)	Stating whether or not, to the knowledge of Tenant, Landlord is in default under the Lease (and the nature of the default);

(d)	Stating the commencement and termination dates of this Lease;

(e)	Stating whether or not any options to renew have been exercised; and

(f)	Stating any such other information as Landlord may reasonably require.

Upon Landlord’s request, Tenant shall obtain and deliver to Landlord similar estoppel certificates executed by Tenant’s sublessees.

39.	Accord and Satisfaction. No payment received by Landlord of a lesser amount than the rent or other charges shall be deemed to be other than on account of the earliest stipulated rent or other charges nor shall any statement on a check or any letter accompanying a payment of rent or other charges be deemed an accord and satisfaction. Landlord may accept payment without prejudice to Landlord’s right to recover the balance of rent or other charges or pursue any remedy in this Lease.

40.	Entire Agreement. This Lease, the Data Sheet, and Exhibit A attached hereto and incorporated herein by reference, set forth all covenants, promises, agreements, conditions and understanding between Landlord and Tenant concerning the Premises. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than herein set forth. No subsequent change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

41.	No Partnership. Landlord shall not by the execution of this Lease as the creation of the Landlord/Tenant relationship created by this Lease in any way become or be construed as or deemed to be a partner, joint venturer or member of a joint enterprise with Tenant.

42.	Force Majeure. If either party is delayed from the performance of any act required hereunder by reason of labor difficulties, restrictive governmental regulations, riots, insurrection, war or like reasons not the fault of the party delayed, then the period for performance of the act shall be extended for a period equivalent to the period of the delay. This section shall not excuse Tenant from prompt payment of rent, additional rent or any other payments required by this Lease.

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43.	Waiver. The waiver by Landlord or Tenant of any breach of any term, covenant or condition herein shall not be deemed a waiver of the term, covenant or condition. The acceptance of rent by Landlord shall not be deemed a waiver of any preceding breach by Tenant of any covenant herein, other than the failure of Tenant to pay the rent so accepted. No covenant, term or condition of this Lease shall be waived by Landlord or Tenant, unless the waiver is in writing signed by Landlord or Tenant.

44.	Notices. Any notices given or required to be given to Landlord shall be mailed, with appropriate postage, to the addresses set forth on the Data Sheet cover page of this Lease.

45.	Partial Invalidity. If any provision of this Lease or any specific application shall be invalid or unenforceable, the remainder of this Lease, or the application of the provision in other circumstances, shall not be affected, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

46.	Warranty of Title. Landlord warrants and represents that it holds the Premises pursuant to a ground lease and has full right to make this Lease, and that Tenant shall have quiet and peaceable possession of the Premises as long as Tenant is not in default thereunder.

47.	Remedies Cumulative. All remedies conferred on Landlord or Tenant by this Lease shall be deemed cumulative and no one exclusive of the other or of any other remedy conferred by law.

48.	Holding Over. In the event Tenant remains in possession of the Premises after the expiration of this Lease and without the execution of a new Lease, it shall be deemed to be occupying said premises as a Tenant from month-to-month, subject to all conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to- month tenancy. Nothing in this section shall operate to preclude Landlord from removing Tenant from the Premises upon the expiration of this Lease.

49.	Services. Subject to the provisions of Section 9 hereof, Landlord shall provide the following services on all days excepting Saturdays, Sundays, holidays, and as otherwise stated: Janitorial services Monday through Friday during normal business hours in and about the Premises. The janitorial service furnished to the Premises shall include normal cleaning and upkeep services, normal removal of trash and rubbish, vacuuming and spot cleaning of carpeting, maintenance of towels, tissue and other restroom supplies and such other work as is customarily performed in connection with such janitorial services in an office complex similar in construction, general location, use and occupancy to the Office Complex. Landlord shall also provide periodic interior and exterior window washing and cleaning and waxing of uncarpeted floors in accordance with Landlord’s reasonable schedule, but during normal business hours. Landlord’s obligations as to janitorial services for the Premises are set forth on Exhibit F attached hereto. Tenant shall be responsible to contract and pay for all removal of special medical or other waste of Tenant not generated in a typical office building and to comply with all laws in respect thereto.

No interruption in, or temporary stoppage of, any of utilities or services of any kind caused by repairs, renewals, improvements, alterations, strikes, lockouts, labor controversy, accidents, inability to obtain fuel or supplies, or other causes shall be deemed an eviction or disturbance of Tenant’s use and possession, or render Landlord liable for damages, by abatement of rent or otherwise or relieve Tenant from any obligation herein set forth. In no event shall Lessor be required to provide any heat, air conditioning, electricity or other service in excess of that permitted by voluntary or involuntary guidelines or laws, ordinances or regulations of governmental authority.

50.	Binding Effect. The covenants and agreements contained in this Lease shall bind the respective successors, heirs and legal representatives of the parties hereto.

[END]

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EXHIBIT A

PREMISES

UEL · OPEN OFFICE LAYOUT

2/4/15

University Enterprise
Laboratories
- Phase Two
a
0.01

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EXHIBIT B

BUILDING RULES AND REGULATIONS

1. Any sign, lettering, picture, notice or advertisement installed on or in any part of the Premises and generally directed outside of the Premises, shall be installed at Tenant’s sole cost and expense, and in such manner, character and style as Landlord may approve in writing. In the event of a violation of the foregoing by Tenant, Landlord (after fifteen [15] days written notice to Tenant and failure of Tenant to correct such violation within such fifteen-day period) may remove the same without any liability and may charge the expense incurred by such removal to Tenant.

2. No awning or other projection shall be attached to the outside walls of the Office complex. No curtains, blinds, shades or screens visible from the exterior of the Office complex or visible from the exterior of the Premises, shall be attached to or hung in, or used in connection with any window or door of the Premises without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner reasonably approved by Landlord.

3. Tenant, its employees, and contractors shall not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, elevators, or stairways in and about the Office complex which are used in common with other tenants and their servants, employees, customers, guests and invitees, and which are not a part of the Premises of Tenant. Tenant shall not place objects against glass partitions or doors or windows which would be unsightly from the Office complex corridors or from the exterior of the Office complex and will promptly remove any such objects upon notice from Landlord.

4. Tenant shall not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices that emit excessive sound or other waves or disturbances or create obnoxious odors, any of which is offensive to the other tenants and occupants of the Office complex, or that would interfere with the operation of any device, equipment, radio, television broadcasting or reception from or within the Office complex or elsewhere and shall not place or install any projections, antennas, aerials or similar devices inside or outside of the Premises or on the Office complex.

5. Tenant shall not waste electricity, water or air conditioning and shall cooperate fully with Landlord to insure effective operation of the Office complex’s heating and air conditioning systems and shall refrain from attempting to adjust any controls other than unlocked room thermostats, if any, installed for Tenant’s use. Tenant shall keep corridor doors closed.

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6. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured after normal business hours.

7. Except as otherwise provided in this Lease, no person or contractor not employed by Landlord shall be used to perform janitorial work, window washing, cleaning, maintenance, repair or similar work in the Premises without the written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided, however, this provision shall not apply to maintenance or repair of Tenant’s personal property.

8. In no event shall Tenant bring into the Office complex inflammables, such as gasoline, kerosene, naphtha and benzine, or explosives or any other article of intrinsically dangerous nature unless Landlord has approved in writing Tenant’s use of such materials, other than such chemicals used in compliance with the provisions of this Lease. If, by reason of the failure of Tenant to comply with the provisions of this subparagraph, any insurance premium for all or any part of the Office complex shall at any time be increased, Tenant shall make payment within thirty (30) days after receipt of invoice (and reasonably satisfactory evidence of the increased premium and the reasons for Tenant’s responsibility therefor) of the whole of the increased insurance premium, without waiver of any of Landlord’s other rights at law or in equity for Tenant’s breach of this Lease.

9. Except as otherwise expressly provided in this Lease, Tenant shall comply with all applicable federal, state and municipal laws, ordinances and regulations, and building rules and shall not directly or indirectly make any use of the Premises which may be prohibited by any of the foregoing or which may be dangerous to persons or property or may increase the cost of insurance or require additional insurance coverage.

10. No advertising by Tenant within the office complex which impairs the reputation of the office complex or its desirability as an office complex for office use shall be permitted.

11. The Premises shall not be used for cooking (except microwaved food and coffee machines), lodging, sleeping or for any immoral or illegal purpose.

12. Tenant shall observe faithfully and comply with the foregoing rules and regulations and such other and further appropriate reasonable rules and regulations as Landlord or Landlord’s agent may from time to time adopt. Reasonable notice to Tenant of any additional rules and regulations shall be given in such manner as Landlord may reasonably elect.

13. Subject to the provisions of this Lease, unless expressly approved by Landlord, which approval shall not unreasonably be withheld, no additional locks or similar devices shall be attached to any door or window and no keys other than those provided by Landlord shall be made for any door. If more than two keys for one lock are desired by Tenant, Landlord may provide the same upon payment by Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys of the Premises and shall explain to Landlord all combination locks on safes, cabinets and vaults.

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14. Any carpeting cemented down by Tenant shall be installed with a releasable adhesive. In the event of a violation of the foregoing by Tenant, Landlord may charge the expense incurred by such removal to Tenant.

15. The water and wash closets, drinking fountains and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same. No person shall waste water by interfering or tampering with the faucets or otherwise.

16. The office complex is a no smoking facility and no smoking shall be permitted in any building which is a part of the office complex.

17. No bicycle or other vehicle, and no dog or other animal shall be allowed in offices, halls, corridors, or elsewhere in the building.

18. Tenant shall not intentionally throw anything out of the door or windows, or down any passageways or elevator shafts.

19. All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse shall be made only through entryways and facilities provided for such purposes and indicated by Landlord. Notwithstanding the provisions of the Lease provisions governing Insurance, Tenant shall be responsible for any damage to the building or the property of its employees and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the leased premises, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

20. All safes, equipment or other heavy articles shall be carried in or out of the Premises only at such reasonable times and in such manner as shall be prescribed in writing by Landlord, and Landlord shall in all cases have the reasonable right to specify the proper position of any such safe, equipment or other heavy article, which shall only be used by Tenant in a manner which will not interfere with or cause damage to the leased premises or the building in which they are located, or to the other tenants or occupants of said building. Tenant shall be responsible for any damage to the building or the property of its employees and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the leased premises, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

21. Except as to Tenant’s internal corporate action, canvassing, soliciting, and peddling in the building is prohibited and each Tenant shall cooperate to prevent the same.

22. Vending machines shall not be installed without permission of Landlord except those for the exclusive use of Tenant’s employees.

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23. Wherever in these Building Rules and Regulations the word “Tenant” occurs, it is understood and agreed that it shall also mean Tenant’s employees and contractors. Wherever the word “Landlord” occurs, it is understood and agreed that it shall also mean Landlord’s employees and contractors.

24. Subject to the provisions of this Lease, Landlord shall have the right to enter upon the leased premises at all reasonable hours (upon reasonable notice under the circumstances) for the purpose of inspecting the same.

25. Tenant shall not keep animals on the Premises for any purpose excepting only “seeing eye” or “helping” dogs providing assistance to challenged individuals while in the Premises.

26. Subject to the provisions of this Lease, Landlord shall have the right (upon reasonable notice under the circumstances) to enter the leased premises at hours convenient to Tenant for the purpose of exhibiting the same to prospective tenants within the ten (10) month period prior to the expiration of this Lease, including any exercised renewal terms.

27. Tenant, its employees, and contractors shall, when using the common parking facilities, if any, in and around the building, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no parking zone. All vehicles shall be parked at the sole risk of the owner. Landlord assumes no responsibility for any damage to or loss of vehicles (except for the Landlord’s intentional wrongdoing). No vehicles shall be routinely parked overnight or when such would interfere with Landlord’s maintenance and operation of the office complex (notice of which shall be given by Landlord or its management agent to Tenant).

28. (A) Persons may enter the office complex only in accordance with Landlord’s reasonable and non-discriminatory regulations, (B) Persons entering or departing from the office complex may be questioned as to their business in the office complex, and the right is reserved to require the use of an identification card or other access device and the registering of such persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the office complex, and (C) All entries into and departures from the office complex will take place through such one or more entrances as Landlord shall from time to time designate; provided, however, anything herein to the contrary notwithstanding, Landlord shall not be liable for any lack of security in respect to the office complex whatsoever. Landlord will normally not enforce clauses (A), (B) and (C) above from 7:00 a.m. to 6:00 p.m., Monday through Friday, and from 8:00 a.m. to 1:00 p.m. on Saturdays, but it reserves the right to do so or not to do so at any time at its sole discretion. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the office complex during the continuance of the same by closing the doors or otherwise, for the safety of the tenants or the protection of the office complex and the property therein. Landlord shall in no case be liable for damages for any error or other action taken with regard to the admission to or exclusion from the office complex of any person.

29. All entrance doors to the Premises shall be locked when the Premises are not in use. All corridor doors shall also be closed during times when the air conditioning equipment in the office complex is operating so as not to dissipate the effectiveness of the system or place an overload thereon.

30. Landlord reserves the right at any time and from time to time upon reasonable notice to rescind or waive, in whole or in part, any of these Rules and Regulations when it is deemed necessary, desirable, or proper, in Landlord’s judgment, for its best interest or for the best interest of the tenants of the office complex.

[END]

22

EXHIBIT C

ADDITIONAL SERVICES

Business Services.

○	Phones: $45/user/month
○	Copier: $0.07 for black and white, $0.59 for color
○	Fax machine: $ 1.00 per page Local, $ 2.00 for first page long distance, $ 1.50 after first page long distance
○	Maintenance Services $45/hour
○	Mail room
○	Shipping and receiving facility access
○	Company name on lobby directory and at suite entry
○	6 shared conference rooms

Technical Services

○	Data and Internet: UELnet costs provided through UEL IT vendor

○	Turn Key Customer Support (phone support triage & trouble shooting)
○	Email accounts
○	Centralized data storage
○	Back ups
○	Virus protection
○	Spam blocking
○	Web hosting (FTP)
○	Data base management
○	Internet access: $125/month plus activation fee

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EXHIBIT D

ATTORNMENT AGREEMENT

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT AND ESTOPPEL CERTIFICATE

THIS AGREEMENT, made effective as of the______day of___________, 20___, by and between IGF ONCOLOGY, LLC (“Tenant”), whose mailing address is 1000 Westgate Drive, Suite 120B, St, Paul, Minnesota 55114, and SUNRISE NEW MARKETS FUND XVI, LLC, a Minnesota limited liability company (“Lender”), whose mailing address is 2525 Wabash Avenue, St. Paul, Minnesota 55114, and/or its participants, successors or assigns.

W I T N E S S E T H:

A. WHEREAS, by [LEASE] dated as of November 28, 2018 (hereinafter referred to as the “Lease”), UEL REAL ESTATE HOLDINGS, LLC (“Landlord”), leased and rented to Tenant a portion of the real property legally described on the attached Exhibit A (the “Property”); and

B. WHEREAS, Landlord has obtained a loan from Lender secured by, among other things, a Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement encumbering, among other things, the Property (the “Mortgage”), and as a condition to making such loan, it was agreed between Landlord and Lender that Landlord would obtain from Tenant certain written agreements; and

C. WHEREAS, Tenant and Lender desire hereby to establish certain rights, safeguards, obligations and priorities with respect to their respective interests by means of the following agreement.

NOW THEREFORE, for and in consideration of the premises and of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Lender agree as follows:

1. The Lease and the rights of Tenant thereunder are and shall be subject and subordinate to the lien of the Mortgage and to all of the terms, conditions and provisions thereof, to all advances made or to be made thereunder, to the full extent of the principal sum, interest thereon and other amounts from time to time secured thereby, and to any renewal, substitution, extension, modification or replacement thereof, including any increase in the indebtedness secured thereby or any supplements thereto. In the event that Lender or any other person (the Lender, any other such person and their successors and assigns being referred to herein as the “Purchaser”) acquires title to the Property pursuant to the exercise of any remedy provided for in the Mortgage or by reason of the acceptance of a deed in lieu of foreclosure, Tenant covenants and agrees to attorn to and recognize and be bound to Purchaser as its new Landlord, and subject to the other terms, provisions and conditions of this Agreement, the Lease shall continue in full force and effect as a direct Lease between Tenant and Purchaser.

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2. So long as the Lease is in full force and effect and Tenant shall not be in default under any provision of the Lease or this Agreement, and no event has occurred which has continued to exist for a period of time (after notice, if any, required by the Lease) as would entitle Landlord to terminate the Lease or would cause, without further action by Landlord, the termination of the Lease or would entitle Landlord to dispossess the Tenant thereunder:

a. the right of possession of Tenant to the Property shall not be terminated or disturbed by any steps or proceedings taken by Lender in the exercise of any of its rights under the Mortgage; and

b. the Lease shall not be terminated or affected by said exercise of any remedy provided for in the Mortgage, and Lender hereby covenants that any sale by it of the Property pursuant to the exercise of any rights and remedies under the Mortgage or otherwise, shall be made subject to the Lease and the rights of Tenant thereunder.

3. In no event shall Lender or any other Purchaser be:

a. liable for any act or omission of any prior landlord;

b. liable for the return of any security deposit which has not been delivered to the Purchaser;

c. subject to any offsets or defenses which the Tenant might have against any prior landlord;

d. bound by any payment of base rent or additional rent which the Tenant might have paid to any prior landlord for more than the current month;

e. bound by any provisions of the Lease regarding commencement or completion of construction of the Property; or

f. bound by any warranties of construction provided by Landlord under the Lease.

4. Tenant agrees to give prompt written notice to Lender of any default by the Landlord under the Lease which would entitle Tenant to cancel the Lease or abate the rent payable thereunder, and agrees that notwithstanding any provision of Lease, no notice of cancellation thereof shall be effective unless Lender has received the notice aforesaid and has failed within 30 days of the date of receipt thereof to cure, or if the default cannot be cured within 30 days, has failed to commence and to pursue diligently the cure of the Landlord’s default which gave rise to such right of cancellation or abatement. Tenant further agrees to give such notices to any successor-in-interest of Lender, provided that such successor-in-interest shall have given written notice to Tenant of its acquisition of Lender’s interest in the Mortgage and designated the address to which such notices are to be sent.

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5. Tenant acknowledges that, under the terms of the Mortgage, Landlord has assigned to Lender the rentals under the Lease as additional security for said loan, and Tenant hereby expressly consents to and recognizes such assignment, and agrees to pay the rent to Lender or its nominee whenever Lender claims or requests the rent under the terms of the Mortgage. Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement the Lease shall be deemed to have been automatically amended to provide that Purchaser’s obligations and liability under the Lease shall never extend beyond Purchaser’s (or is successors’ or assigns’) interest, if any, in the Property from time to time. Tenant shall look exclusively to Purchaser for payment or discharge of any obligations of Purchaser under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Purchaser with respect to the Lease or the relationship between Purchaser and Tenant, then Tenant shall look solely to Purchaser’s interest in the Property to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of the Purchaser.

6. Tenant agrees that it will not, without the prior written consent of Lender, do any of the following, and any such purported action without such consent shall be void as against Lender:

a. make a prepayment in excess of one month of rent thereunder;

b. subordinate or permit subordination of the Lease to any lien subordinate to the Mortgage; or

c. make or enter into any amendment or modification to or termination of the Lease.

7. Tenant agrees to certify in writing to Lender, upon request, whether or not any default on the part of the Landlord exists under the Lease and the nature of any such default. Tenant states that as of this date, the Lease is in full force and effect, without modification, a copy of said Lease being attached hereto. Tenant further states as follows:

a. Tenant is the tenant under the Lease for the Property. The monthly base rent presently is $2,485.00 per month.

b. The Lease term commenced or commences on February 1, 2019 and runs two (2) year. Tenant does not have the right to extend or renew the Lease.

c. The Lease has not been assigned, modified, supplemented or amended in any way by Tenant, except as described on the attached sheet (if any). The Lease constitutes the entire agreement between the parties and there are no other agreements concerning the Property, and Tenant is not entitled to receive any concession or benefit (rental or otherwise) or other similar compensation in connection with renting the Property other than as set forth in the Lease.

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d. The Lease is valid and in full force and effect, and, to the best of Tenant’s knowledge, no party thereto, their successors or assigns is presently in default thereunder. Tenant has no defense, set-off or counterclaim against Landlord arising out of the Lease or in any way relating thereto, and no event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

e. No rent or other sum payable under the Lease has been paid more than one month in advance.

f. The amount of the security deposit, if any, to secure Tenant’s performance under the Lease is $3,644.67.

8. Tenant agrees to deliver to Lender, or any other Purchaser, within thirty (30) days after request therefor, a copy of Tenant’s most recent annual financial statement.

9. The foregoing provisions shall be self-operative and effective without the execution of any further instruments on the part of either party hereto. However, Tenant agrees to execute and deliver to Lender or to any person to whom Tenant herein agrees to attorn such other instruments as either shall request in order to effect said provisions.

10. The agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, successors-in-interest and assigns, and, without limiting such, the agreements of Lender shall specifically be binding upon any Purchaser of the Property at foreclosure or otherwise.

11. This agreement may not be modified other than by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

12. This agreement may be signed in counterparts.

13. If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby, but each term and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

14. All notices, statements and other communications to be given under the terms of this agreement shall be in writing and delivered by hand against written receipt or sent by certified or registered mail, return receipt requested, postage prepaid and addressed as provided in the first paragraph of this Agreement, or at such other address as from time to time designated by the party receiving the notice.

IN WITNESS WHEREOF, Tenant and Lender have caused this instrument to be executed as of the day and year first above written.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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[SIGNATURE PAGE TO SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT AND ESTOPPEL CERTIFICATE]

TENANT:

IGF ONCOLOGY, LLC

By:
Name:	Hugh McTavish, Ph.D., J.D.
Its:	President

STATE OF MINNESOTA	)
) SS.
COUNTY OF	)

The foregoing instrument was acknowledged before me the ____________day of____________, 20_____, by____________, the ____________ of ____________ , a ____________ , for and on behalf of said ____________.

Notary Public

[SIGNATURE PAGE TO SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT AND ESTOPPEL CERTIFICATE]

LENDER:

SUNRISE NEW MARKETS FUND XVI,
LLC, a Minnesota limited liability company

By:	University Financial Corp., GBC, a Minnesota public benefit corporation, its Managing Member

By:
David C. Reiling
Its Chief Executive Officer

STATE OF MINNESOTA	)
) SS.
COUNTY OF RAMSEY	)

The foregoing instrument was acknowledged before me the ____________ day of ____________, 2018, by David C. Reiling, the Chief Executive Officer of University Financial Corp., GBC, a Minnesota public benefit corporation, and the Managing Member of Sunrise New Markets Fund XVI, LLC, a Minnesota limited liability company, for and on behalf of the limited liability company.

Notary Public

[SIGNATURE PAGE TO SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT AND ESTOPPEL CERTIFICATE]

AGREED:

LANDLORD:

UEL REAL ESTATE HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Its:

STATE OF MINNESOTA	)
) SS.
COUNTY OF	)

The foregoing instrument was acknowledged before me the ____________ day of March, 2018, by ____________, the ____________ of UEL Real Estate Holdings, LLC, a Delaware limited liability company, for and on behalf of the limited liability company.

Notary Public

This instrument was prepared by: WINTHROP & WEINSTINE, P.A. (JJH)

225 South Sixth Street, Suite 3500

Minneapolis, Minnesota 55402

EXHIBIT E

LAB 1010

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EXHIBIT F

OFFICE AREAS/LUNCH ROOM

(Daily)

1.	Empty wastebaskets and other trash containers and provide trash container liners.
2.	Empty and damp wipe ashtrays.
3.	Dust desks, tables, credenzas, counters, file tops, and other horizontal surfaces (provided they are clear of papers and other materials. The janitorial staff should not move any materials left on desks and tabletops).
4.	Vacuum all “traffic lanes” of carpeted areas with an upright vacuum.
5.	Spot clean small stains in carpeting as they appear.
6.	Dust plastic chair mats.
7.	Dust mop tile floors (damp mop stains as needed).
8.	Spot clean entry door glass.
9.	Turn out lights and properly secure offices upon completion of work.

OFFICE AREAS

(The following items are to be done at various frequencies depending on the particular needs of an individual space in order to keep the Office Complex in the condition of other similar Class-A office buildings in the Southwest Minneapolis suburban area.)

1.	Spot clean interior partition and door glass.
2.	Vacuum “inaccessible” areas under desks, between furniture and walls, along edges of carpet/walls, etc.
3.	Spot wash glass doors and door frames.
4.	Spray buff resilient floor tile.
5.	Strip and refinish resilient floor tile
6.	Dust wall paneling.

COMMON AREAS

(i.e., restrooms, corridors, lobbies, entryways, etc. - daily)

1.	Vacuum carpeted areas with an upright vacuum. Spot clean small stains in the carpet as they appear.
2.	Vacuum and “edge” all elevator carpet and dust interior hard finished surfaces with a treated dust cloth. Spot clean all fingerprints and smudges from around call button panels.
3.	Wipe down hallway side of elevator doors and frames with a treated dust cloth. Vacuum out track of elevator door threshold plates.
4.	Clean drinking fountains.

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5.	Empty all ash/trash receptacles. Damp wipe all ash receptacle tops.
6.	Dust mop all hard surface floors. Damp mop as necessary to remove any stains.
7.	Spot clean all entrance door glass and partition glass.
8.	Clean and sanitize all restroom sinks, toilets, and urinals.
9.	Clean and polish all chrome, faucets, flush valves, soap dispensers, etc.
10.	Refill all soap, tissue, and towel dispensers.
11.	Spot clean mirrors, walls, toilet partitions.
12.	Wet mop and sanitize all restroom floors.
13.	Keep all janitor closets and storage areas in a clean and orderly condition.
14.	Turn out lights and properly secure building upon completion of work.

Note - exterior and interior of windows shall be cleaned at least 2 times per year (spring and fall) and otherwise as reasonably needed.

ADDITIONAL SERVICES AVAILABLE

(The following is a list of other services which are NOT included in your “regular monthly charge,” but for which an extra charge will be made to a tenant)

1.	Carpet shampooing.
2.	Destaticizing of carpet.
3.	Wash inside surface of exterior building wall windows.
4.	Moving or rearranging of furniture or other items.
5.	Vacuum and/or shampoo cleaning of upholstered furniture.
6.	High dusting (areas more than “head high”).
7.	Washing of office furniture (telephones, wastebaskets, chair mats, chalkboards, lunchroom, etc.).
8.	Providing of plastic trash container liners.
9.	Wall or ceiling washing in tenant or common areas.

SCROLL BAR

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